EXHIBIT 99.1

Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(954) 653-2058	(239) 254-2132

BANCSHARES OF FLORIDA PERFORMANCE IMPROVES BY 54%

COMPARED TO FIRST QUARTER 2003

Naples, Fla.—May 6, 2004—Bancshares of Florida, Inc. (NASDAQ SmallCap: BOFL), a $281 million-asset commercial bank holding company based in Naples, Florida, today reported a first quarter 2004 net loss of $512,000 or $0.17 per common share, a 54% and 60% improvement, respectively, from first quarter 2003’s results. Average shares outstanding in the quarter just ended exceeded one year earlier by 21% due to the company’s February 10, 2003, initial public offering. Compared to fourth quarter 2003, the net loss increased by $129,000, while the loss per share rose by $0.05. First quarter 2004 contained an increase in outside professional expenses, accounting for approximately $86,000 or $0.03 per share of the loss.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “We have made remarkable progress over the past 12 months building our two subsidiary banks and trust company. In addition, we continue to strengthen the ability of our holding company to provide cost-effective services to the subsidiaries, as well as to pursue our strategic growth plan to operate in multiple geographic markets.” Bancshares’ near-term achievements are highlighted below.

•	Bank of Florida, N.A. (Naples), with assets of $196 million as of March 31, 2004, achieved positive earnings for the third consecutive quarter: $62,000 versus a loss of $330,000 in first quarter 2003.

•	Bank of Florida (Ft. Lauderdale), with quarter-end assets of $83 million, reduced its loss by 72% to $158,000 versus $567,000 four quarters earlier. This level of performance was achieved after seven quarters of operation, reflective of the benefit of the infrastructure built to support the founding Naples Bank.

•	Florida Trust Company produced the first positive earnings quarter in its history: $10,000 versus a loss of $120,000 in first quarter 2003. Assets under advisement reached $150 million, up $76 million or 102% compared to March 31, 2003. Florida Trust Company commenced operations in August, 2000.

•	Unallocated bank holding company expense was $426,000 for the quarter compared to $90,000 one year earlier. A significantly greater share of executive management’s efforts have been directed toward acquisitions, capital-raising activities, shareholder/investor relations, and overall risk management, with higher outside auditing, legal, and consulting fees. In addition, abnormal temporary accounting expense was incurred coincident with turnover of the two former senior officers in the finance and accounting function, which is being upgraded and expanded under the leadership of a new Chief Financial Officer. Compared to the norm in 2003, there were approximately $86,000 more in outside professional expenses in the first quarter, comprised of $40,000 in outside accounting expense, $29,000 in various additional legal fees, and $17,000 in increased shareholder and miscellaneous expenses.

“From the perspective of the company as a whole,” McMullan continued, “our loan and top-line revenue growth continue to be very strong and asset quality remains superb. Deposit growth is good and alternative sources of funding are being developed.”

•	Loans in the company’s combined banks rose by $117 million or 95% over the last twelve months to $239 million. In particular, exceptional loan growth continued in first quarter 2004, up a record $39 million, exceeding the previous record in fourth quarter 2003 by $2 million. This was the third out of the last four quarters where loan growth was in excess of $20 million.

•	Asset quality continues to be extremely strong, with nonperforming loans remaining insignificant at $65,000 or 0.03% of quarter-end loans outstanding, with no net charge-offs for the quarter. In first quarter 2003, the nonperforming loan ratio was 0.20% and the net charge-off to average loans ratio was 0.02%; these ratios were 0.02% and 0.33%, respectively, in fourth quarter 2003. Loan loss provision expense rose by 14% compared to a year earlier and 33% over fourth quarter 2003, bringing the allowance for loan losses to $1.902 million or 0.79% of loans outstanding at March 31, 2004.

•	Compared to first quarter 2003, company-wide top-line revenue climbed 88% versus a 23% rise in overhead expense. Compared to fourth quarter 2003, top-line revenue rose 11% versus a 12% rise in overhead (overhead grew 8% before the impact of higher outside professional expenses). Top-line revenue is the sum of the company’s lending or spread income business (interest income less interest expense) plus its fee income business (excluding net securities gains/losses), both of which often pertain to the same customer base and can be matched against the underlying noninterest expense to generate those revenue components.

•	The most significant reason for first quarter top-line revenue growth over one year earlier was a 64% increase in average earning assets along with a 56 basis point improvement in net interest margin to 3.43%. This expansion was largely caused by the earning asset yield being essentially maintained due to an improvement in earning asset mix, while funding costs continued to fall. Though first quarter 2004 average earning asset growth was a very strong 20% over fourth quarter 2003, net interest income growth was lessened due to a 26 basis point narrowing in margin. This decrease primarily reflects a reduced loan yield as a relatively large portion of prime rate-based loans were booked during the quarter.

•	Deposits rose $110 million or 77% over the last twelve months to $253 million. Core deposits (excluding national market and jumbo CD’s) were $174 million at quarter end, $64 million or 59% higher than at March 31, 2003. National market CD’s comprised $30 million of growth in total deposits, amounting to $36 million at March 31, 2004. Jumbo CD’s were $43 million, a $16 million increase from one year earlier. Together, these latter two categories comprised 31% of total deposits at quarter end 2004 versus 23% at March 31, 2003. As a percent of total average deposits, average noninterest bearing funds rose to 14% compared to 12% in first quarter 2003, resulting from $15 million or 91% growth to $32 million. Deposits rose a strong $52 million in first quarter 2004, of which growth in core deposits was $35 million.

McMullan went on to say, “Amidst all our accomplishments in the first quarter, we have additionally been focused on preparing for the future growth anticipated from our Horizon Financial Corp. acquisition, which has received overwhelming approval from both sets of shareholders and is in the process of regulatory approval, as well as from our expansion into Boca Raton/Palm Beach County and the Tampa Bay area.

•	Horizon’s earnings in the first quarter were very favorable, in excess of $200,000, which included much of the cost savings we anticipated could be achieved in the projections we made last fall.

•	Loans in the Tampa Bay area generated by our loan production office reached $21 million at March 31, after only six months of operation. Facilities and staffing of a stand-alone bank there

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

are moving forward under the leadership of an investor group we have been working with for the past nine months.

•	Facilities and staffing are also in process for the new headquarters location in Boca Raton of our Horizon Financial acquisition, to be renamed Bank of Florida, Palm Beach. The mortgage banking activities of Horizon are expected to operate as a subsidiary of the Palm Beach County bank following consummation of the acquisition and serve as a conduit for the origination and sale of secondary market mortgages throughout the company’s market areas.

•	Considerable attention is also being given to our operations and data processing functions. A new core data processing provider has been identified, and plans to convert to the much more comprehensive and cost-effective system we have selected are underway on a phased basis over the next seven to eight months. Staff is being added in the centralized loan and deposit location in Naples to meet our existing and future banks’ growth needs, and a new facility has been identified to house these activities more efficiently and at a lower unit cost.”

McMullan concluded, “Lastly, consummation of the Horizon acquisition and the above market expansion activities is expected to be in late second or early third quarter. On March 30, we completed a $3.4 million preferred stock offering to accredited investors, enabling the company and its subsidiaries to retain their “well-capitalized” regulatory classification to support their rapid growth.”

RECAP OF MAJOR FACTORS IMPACTING 1ST QUARTER EARNINGS PERFORMANCE

First Quarter 2004 Compared to First Quarter 2003

The primary reason for the $596,000 reduction in the first quarter 2004 loss compared to the same quarter last year is the $1.130 million, or 88%, increase in top-line revenue (net interest income plus noninterest income) discussed above, less than half of which ($534,000) was offset by increased overhead and loan loss provision expense.

Net interest income at $1.975 million, the largest component of top-line revenue, nearly doubled in the quarter compared to first quarter 2003, both due to higher average earning assets (up $90 million or 64%) and a 56 basis point increase in the net interest margin to 3.43%. The greater margin reflects an eight basis point drop in earning asset yield over the period compared to a 75 basis point decrease in the overall rate on interest-bearing liabilities consistent with falling capital market rates. The small decrease in earning asset yield was caused by an increase in the mix of average loans to average earning assets to 94% from 78% in first quarter 2003, when short-term investments were temporarily higher due to funds from the company’s secondary offering.

Noninterest income, the other component of top-line revenue, rose $156,000 or 55% to $441,000, entirely due to increased fees from Florida Trust Company, which almost tripled to $243,000. While service charges and other fees rose $56,000 or 60%, reflective of growth in deposits, fees from the origination and sale of secondary market mortgages were reduced by an offsetting amount as refinancing and new purchase money mortgage activity slowed.

Approximately 44% of the increase in top-line revenue was absorbed by higher noninterest expense, which reached $2.595 million. Of the $493,000 increase (up 23%) compared to first quarter 2003, over half of the change (or $269,000) was in general operating expense. This was comprised of higher data processing expense due to growth in the customer base as well as a wide variety of expenses related to holding company activities. These latter activities include acquisition work and consulting expense related to re-staffing and upgrading the company’s finance and accounting function. Growth in personnel expense accounted for $194,000 of the noninterest expense increase, reflective of expanded lending, operations, and administrative staff to support the company’s rapid growth. The balance of the rise in noninterest expenses is comprised of higher occupancy expense accompanying personnel growth. The overall 23% increase in

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

noninterest expense can be compared to the 88% increase in top-line revenue and 64% increase in average earning assets in the first quarter compared to the same period last year.

As noted above, loan loss provision expense rose by $41,000 or 14% compared to four quarters earlier. This increase, which brought the allowance for loan losses to $1.902 million or 0.79% of loans outstanding at March 31, 2004, reflects management’s assessment of the adequacy of the allowance, including its relationship to nonperforming loans (which are covered by over 29 times) and a rapidly growing loan portfolio.

First Quarter 2004 Compared to Fourth Quarter 2003

The primary reason for the $129,000 greater loss in first quarter 2004 compared to fourth quarter 2003 is that the $233,000 increase in top-line revenue was more than absorbed by a $280,000 increase in noninterest expense and $82,000 more in loan loss provision expense.

The net interest income component of top-line revenue rose at a slower pace (up 10% or $176,000) than average earning asset growth (up nearly 19%), reflecting a 26 basis point decrease in the net interest margin to 3.43%. The decrease in the rate on interest-bearing funds fell seven basis points from fourth quarter 2003, largely due to an increased amount and mix of CDs and NOW/money market funds; virtually all lower cost borrowings were replaced by these increased balances, which have the longer term potential of building valuable customer relationships. In contrast to the relatively small decrease in funding rate, the earning asset yield fell 31 basis points, largely due to a 28 basis point decrease in loan yields. Much of the strong growth in loans over the last 90 days has been in variable rate loans, which presently carry a lower yield than fixed rate loans but which are in a better position to reprice upward in a rising rate environment. A portion of this loan growth has been in prime rate-based construction loans.

Noninterest income, the other component of top-line revenue, rose $57,000 or 15%, due to both higher fees from Florida Trust Company (up $68,000) and greater service charges and other fees (up $20,000). These increases were partially offset by less fees from the origination and sale of secondary market mortgages.

As noted above, higher noninterest expense more than offset the increase in top-line revenue. Greater compensation expense accounted for $168,000 of the $280,000 increase in noninterest expense. This reflects the full quarter’s impact of a new lending team added in Ft. Lauderdale, the addition of a new Chief Financial Officer at the holding company, and expanded staff in finance and operations to support the growth of the company. The remaining increase in overhead represents higher general operating expense, which rose by $134,000, offset by $22,000 largely in reduced equipment-related expense.

The major items explaining the general expense increase compared to the fourth quarter include higher legal fees related to miscellaneous work and unconsummated acquisition work, greater outside accounting and audit fees due to the use of outside staff to compensate for turnover in the corporate finance department in Naples, and an increased accrual for company proxy and annual meeting expense. It is estimated that approximately $86,000 or nearly $0.03 per share represents higher expense levels at the holding company compared to the norm in 2003.

Lastly, loan loss provision expense rose $82,000 or 33%, consistent with loan growth and recognizing the credit risks related to vigorous loan growth of 19% during the quarter. At March 31, 2004, the ratio of the loan loss allowance to loans outstanding was 0.79% compared to 0.78% at December 31, 2003 and 0.97% at March 31, 2003. As noted previously, there were no net charge-offs during the quarter compared to $150,000 in fourth quarter 2003 and $5,000 in first quarter 2003. The ratio of loan loss reserve to nonperforming loans was a significant 29 times, 33 times, and 5 times at March 31, 2004, December 31, 2003, and March 31, 2003, respectively.

The company’s first quarter 2004 net loss before loan loss provision expense was $179,000, an increase of $47,000 or 36% over fourth quarter 2003. The company considers this measurement an important indication of the size of its earnings stream (top-line revenue less noninterest expense) and its ability to

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

absorb loan loss provisioning caused by rapid loan growth. Because of the requirement to provide for loan loss allowance on credit risks coincident with loan growth, it may take several months before the net interest income on loan growth covers the associated loan loss provision expense. The larger the company’s earnings stream becomes, the less the disproportionate impact on profitability of the preceding provisioning. The first quarter net loss before loan loss provision expense was a $637,000 or 78% improvement over first quarter 2003.

BANCSHARES OF FLORIDA, INC.

Please visit the company’s web site, www.bankofflorida.com, for an electronic version of this press release as well as other investor relations materials. Click on “Investor Relations” and select the “News” section. The release will be available on May 7, 2004 and additionally will be found on a Form 8-K filed with the Securities and Exchange Commission as of the date of this press release. Earnings guidance for the remainder of 2004 will be provided via the web site later this month as plans for the company’s expansion efforts become further quantified.

Bancshares of Florida, Inc., f/k/a Citizens Bancshares of South Florida, Inc. (“Bancshares”) is a $281- million-asset bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A., f/k/a Citizens National Bank of Southwest Florida, and Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Since December 30, 2002, Bancshares’ common stock has been listed on the NASDAQ SmallCap Market under the symbol “BOFL”. Trading of an additional 1.0 million shares received via its $10 million initial public offering, the nation’s first IPO of 2003, began on February 10, 2003. Investor information may be found on the company’s web site, www.bankofflorida.com, by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

1185 Immokalee Road, Naples, Florida 34110 (239) 254-2100

Bancshares of Florida, Inc.

Summary of Consolidated Financial Data

(Dollars in thousands, except per share data)

The following (unaudited) summary financial data for the three-month periods ended March 31, 2004 and 2003, and for the three months period ended December 31, 2003 and September 30, 2003, are derived from our financial statements and other data. Loans held for investment are stated before allowance for loan losses. Earnings per share is computed using the weighted average number of shares of common stock and dilutive common stock equivalents from stock warrants and stock options as required. Book value per share excludes the effect of any outstanding stock warrants and stock options.

	For the Three Months Ended							For the Three Months Ended
	Mar , 2004	Dec. 2003	Increase/ (decrease) $	%	Mar, 2003	Increase/ (decrease) $	%	Dec. 2003	Sept 2003	Increase/ (decrease) $	%
Total interest income	$2,965	$2,662	$303	11.4%	$1,822	$1,143	62.7%	$2,662	$2,253	$409	18.2%
Total interest expense	990	863	127	14.7%	821	169	20.6%	863	807	56	6.9%
Net interest income before provision	1,975	1,799	176	9.8%	1,001	974	97.3%	1,799	1,446	353	24.4%
Provision for loan losses	333	251	82	32.7%	292	41	14.0%	251	81	170	209.9%
Net interest income after provision	1,642	1,548	94	6.1%	709	933	131.6%	1,548	1,365	183	13.4%
Non interest income	441	384	57	14.8%	285	156	54.7%	384	380	4	1.1%
Gain on sale of investments	0	0	0	100.0%	0	0	100.0%	0	0	0	100.0%
Noninterest expense	2,595	2,315	280	12.1%	2,102	493	23.5%	2,315	2,196	119	5.4%
Provision for income taxes	0	0			0			0	0
Net income (loss)	(512)	(383)	(129)	33.7%	(1,108)	596	-53.8%	(383)	(451)	68	-15.1%
Basic earnings per share	(0.17)	(0.12)	(0.05)	41.7%	(0.43)	0.26	-60.5%	(0.12)	(0.15)	0.03	-20.0%
Diluted earnings per share	$(0.17)	$(0.12)	$(0.05)	41.7%	$(0.43)	$0.26	-60.5%	$(0.12)	$(0.15)	$0.03	-20.0%
Weighted average shares used for diluted earnings per share
	3,079,364	3,079,199	165	0.0%	2,549,199	530,165	20.8%	3,079,199	3,079,199	0	0.0%
Top-line revenue	$2,416	$2,183	$233	10.7%	$1,286	$1,130	87.9%	$2,183	$1,826	$357	19.6%
Net interest margin	3.45%	3.69%	-0.24%	-6.5%	2.87%	0.58%	20.2%	3.69%	3.33%	0.36%	10.8%
Efficiency ratio	107.41%	106.05%	1.36%	1.3%	163.45%	-56.04%	-34.3%	106.05%	120.26%	-14.21%	-11.8%
Average equity to average assets	9.11%	10.32%	-1.21%	-11.7%	14.31%	-5.20%	-36.3%	10.32%	11.77%	-1.45%	-12.3%
Average loans held for investment to average deposits
	111.15%	100.14%	11.01%	11.0%	80.50%	30.65%	38.1%	100.14%	94.58%	5.56%	5.9%
Net charge-offs to average loans	.0.00%	0.33%	-0.33%	-100.0%	0.02%	-0.02%	n/a	0.33%	-0.01%	0.34%	-3400.0%

	Mar 31, 2004	At Dec 31, 2003	Increase/ (decrease) $	%	Mar 31, 2003	Increase/ (decrease) $	%
Total assets	$281,322	$222,610	$58,712	26.4%	$165,830	$115,492	69.6%
Cash & cash equivalents	28,010	8,424	19,586	232.5%	27,678	332	1.2%
Earning assets	247,691	209,426	38,265	18.3%	153,544	94,147	61.3%
Investment securities	7,388	8,072	(684)	-8.5%	9,665	(2,277)	-23.6%
Loans held for investment	239,473	200,490	38,983	19.4%	122,913	116,560	94.8%
Allowance for loan losses	1,902	1,568	334	21.3%	1,193	709	59.4%
Deposit accounts	252,857	201,154	51,703	25.7%	142,623	110,234	77.3%
Stockholders’ equity	$24,325	$21,220	$3,105	14.6%	$22,976	$1,349	5.9%
Total shares outstanding	3,094,199	3,079,199	15,000	0.5%	3,079,199	15,000	0.5%
Book value per share	$6.76	$6.89	$-0.13	-1.9%	$7.46	$-0.70	-9.4%
Loan loss allowance to total loans	0.79%	0.78%	0.01%	1.6%	0.97%	-0.18%	-18.2%
Loan loss allowance to nonperforming loans	2928.52%	3336.84%	-408.32%	-12.2%	495.04%	2433.47%	491.6%
Nonperforming loans to total loans	0.03%	0.02%	0.00%	15.7%	0.20%	-0.17%	-86.2%
Nonperforming assets to total assets	0.02%	0.02%	0.00%	9.3%	0.15%	-0.12%	-84.1%
Leverage (tier 1 to average total assets)	9.55%	10.23%	-0.68%	-6.6%	14.32%	-4.77%	-33.3%
Assets under advisement—Florida Trust Company	$150,345	$131,000	19,345	14.8%	$74,572	75,773	101.6%